As filed with the Securities and Exchange Commission on August 5, 2024

Registration No. 333-261030
Registration No. 333-262535

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-261030
FORM S-3 REGISTRATION STATEMENT NO. 333-262535

UNDER THE SECURITIES ACT OF 1933

Whole Earth Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-4101973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 S. Wacker Drive
Suite 1250
Chicago, Illinois
60606
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ira W. Schlussel
Vice-President and Chief Legal Officer
125 S. Wacker Drive
Suite 1250
Chicago, IL 60606
(312) 840-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Christopher P. Giordano
Jon Venick
Stephen P. Alicanti
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of  securities that were not sold pursuant to the above referenced registration statements.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) previously filed by Whole Earth Brands, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all securities that remain unsold as of the date hereof under each such Registration Statement:

•
Registration Statement on Form S-3 (No. 333-261030), filed with the SEC on November 12, 2021, pertaining to the registration of an indeterminate number of (a) shares of common stock of the Registrant, par value $0.0001 per share (“Common Stock”), (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase Common Stock, preferred stock, debt securities or depositary shares of the Registrant, (f) subscription rights to purchase Common Stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities of the Registrant, (g) purchase contracts, and (h) units consisting of some or all of these securities; and

•
Registration Statement on Form S-3 (No. 333-262535), filed with the SEC on February 4, 2022, pertaining to the registration of up to 2,829,200 shares of Common Stock to be sold by certain selling stockholders named therein from time to time.

On August 5, 2024, pursuant to the terms of the Agreement of Merger, dated as of February 12, 2024, by and among the Registrant, Ozark Holdings, LLC (“Parent”) and Sweet Oak Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on August 5, 2024.

WHOLE EARTH BRANDS, INC.

By:	/s/ Bernardo Fiaux
Name: Bernardo Fiaux
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.